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                                  EXHIBIT 99.1

ELLETT                                                                   NEWS
BROTHERS, INC.                                                           RELEASE
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FOR FURTHER INFORMATION, CONTACT:
George E. Loney
Chief Financial Officer
(803) 345-3751

           ELLETT BROTHERS, INC. APPROVES MERGER; ANNOUNCES DELISTING

CHAPIN, South Carolina (March 9, 2001) -- Ellett Brothers, Inc. (NASDAQ: ELET) announced today that the Board of Directors, upon the recommendation of a Special Committee composed of independent members of the Board, has approved a merger between the Company and corporations owned by Robert D. Gorham, Jr., Joseph F. Murray, Jr., and E. Wayne Gibson (the "Acquirers"). Under the merger agreement, all shares of the Company not owned by the Acquirers will be converted into the right to receive $3.20 in cash per share. This represents a 16.4% increase over the original price offered by the Acquirers, and a 46.1% premium over the weighted average price of the stock for trades since the original announcement on November 6, 2000. The transaction will be subject to approval by the Company's shareholders at a special meeting currently expected to be held in late May.

In an unrelated development, the Company also announced that it has been notified by NASDAQ that it is no longer in compliance with Marketplace Rule 4310(c)(1) because it does not have two active market makers for its stock. As a result, the Company expects that its stock will be delisted from The NASDAQ SmallCap Market on or about March 14, 2001.

Some information in this release regarding future results is forward looking. Actual results for these future periods could differ, depending on factors such as industry and market changes, overall economic impacts, and effects of interest rate changes. For a more detailed discussion of factors that affect the Company's operating results, interested parties should review the Company's SEC reports, including the Company's annual report on Form 10-K for the year ended December 31, 1999, and quarterly reports on Form 10-Q for the quarters ended in 2000.

Ellett Brothers is a nationwide marketer and supplier of natural outdoor sporting goods products. Now in its 68th year of business, the Company markets and distributes a broad line of products and accessories for hunting and shooting sports, marine, camping, archery and other related outdoor activities.

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